                                  CLARCOR INC.
                EXHIBIT (11) - COMPUTATIONS OF PER SHARE EARNINGS
                                    -------



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


                                                          Six Months Ended
                                                      ------------------------
                                                        May 28,       May 29,
                                                         1994          1993
                                                       ------       ---------

AVERAGE SHARES OUTSTANDING
- - --------------------------
1.   Average number of shares outstanding             14,826,865    14,854,806


2.   Net additional shares resulting from
     assumed exercise of stock options *                 249,398       203,045
                                                       ---------    ----------

3.   Adjusted average shares outstanding
     for fully diluted computation
     (1 plus 2)                                       15,076,263    15,057,851
                                                      ----------    ----------
                                                      ----------    ----------


Earnings per share of common stock (before cumulative effect of accounting change):

  Primary                                                   $.51          $.40
                                                            ----          ----
                                                            ----          ----

  Assuming full dilution                                    $.50          $.39
                                                            ----          ----
                                                            ----          ----

* Assumes proceeds from exercise of stock options used to purchase treasury shares at the greater of the quarter-end or the average market price during the period.

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